AGREEMENT OF SALE AND PURCHASE
This AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made by and between SANTAL, L.L.C., a Delaware limited liability company, (collectively, “Seller”) and BG-QR GP, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
I.
Sale and Purchase
1.01The Property. Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth: (a) the land which is described on Exhibit “A” attached to this Agreement and incorporated herein by reference (the “Land”), together with all improvements thereon, including a 448-unit apartment complex located at 7624 Tecoma Circle, Austin, Texas 78735, together with all landscaping, storm water lines and related control structures, detention or retention ponds, fixtures, structures, parking areas, and other improvements located on the Land, but specifically excluding any and all utility lines, utility facilities and other improvements owned by any utility providers or governmental authorities (the “Improvements”) and all of Seller's right, title and interest in and to easements, rights, benefits, privileges, tenements, hereditaments, and appurtenances in anywise appertaining to the Land and any development rights, utility capacity rights, and water or mineral rights belonging to or inuring to the benefit of Seller but only to the extent pertaining to the Land and/or the Improvements (the “Appurtenances”) (the Land, the Improvements and the Appurtenances are referred to in this Agreement collectively as the “Real Property”); and (b) all of Seller’s right, title and interest (i) as landlord, in and to all written leases with tenants, as tenants only, for the occupancy of space within the Real Property (the “Tenant Leases”); (ii) in and to the “Accepted Service Contracts” (as defined below in Section 3.07 of this Agreement ); (iii) in and to all items of personal property situated upon or with the Real Property which pertain to and are used in connection with the operation, maintenance, ownership, management or occupancy of the Real Property, including but not limited to all tangible personal property owned by Seller that is located at the Real Property and is used in connection with the operation, ownership, maintenance, management, or occupancy of the Property and as set forth on Exhibit B attached hereto, but specifically excluding all personal property owned by the tenants under the Tenant Leases, the parties to the Service Contracts, and any parties holding rights under any of the Permitted Exceptions (the “Personalty”); and (iv) in and to the intangible personal property described on Exhibit “B” attached to this Agreement and incorporated herein by reference (the “Intangible Personal Property”). The Tenant Leases, Accepted Service Contracts, Personalty and Intangible Personal Property are referred to in this Agreement collectively as the “Personal Property” and the Real Property and the Personal Property are referred to in this Agreement collectively as the “Property”.

II.
Consideration
2.01Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the sale and conveyance of the Property is ONE HUNDRED FIFTY TWO MILLION AND NO/100 ($152,000,000.00).
2.02Payment of the Purchase Price. The Purchase Price shall be payable in full in readily available funds at the Closing.
2.03Earnest Money. Purchaser shall, within two Business Days of the Effective Date (hereinafter defined) of this Agreement, deposit THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 ($3,500,000.00) in cash or other readily available funds with Heritage Title Company of Austin, Inc. (the “Title Company”), Attention: Amy Fisher, 401 Congress Avenue, Suite 1500, Austin, Texas 78701; [intentionally omitted]. All cash deposited with the Title Company pursuant to the terms of this Section 2.03 will be placed in an interest-bearing account approved by the Parties and all such cash, together with all interest earned thereon, is referred to in this Agreement, collectively, as the “Earnest Money”. Seller and Purchaser acknowledge and agree that Gregg Krumme of Armbrust & Brown, PLLC will serve as the fee attorney and closing agent (“Fee Attorney”) for the Title Company, at no additional cost or expense to Purchaser and provided that in no event shall Fee Attorney handle any funds (whether the Earnest Money or at Closing) and Purchaser shall have the right to exclusively rely on the Title Company for all functions assigned to the Title Company under this Agreement. All closing documents shall be delivered to the attention of Amy Fisher at the Title Company. Closing will fund through the escrow account of the Title Company. The Earnest Money shall be held, delivered and/or applied in accordance with the terms and provisions of Section 6.04 of this Agreement. Purchaser’s delivery of the Earnest Money is a condition precedent to Seller’s obligations under this Agreement and Purchaser’s rights under this Agreement.
2.04Independent Contract Consideration. Notwithstanding anything to the contrary contained herein, the Earnest Money being delivered by Purchaser includes the amount of $100.00 as independent contract consideration (the “Independent Contract Consideration”). The Independent Contract Consideration is nonrefundable to Purchaser and shall be released to and retained by Seller notwithstanding any other provision of this Agreement to the contrary, but shall be credited against the Purchase Price at the Closing (hereinafter defined). Purchaser and Seller expressly acknowledge and agree that (i) the Independent Contract Consideration, plus Purchaser’s other obligations as provided in this Agreement, has been bargained for as consideration for Seller's execution and delivery of this Agreement and for Purchaser’s review, inspection and termination rights prior to the expiration of the Inspection Period, and (ii) such consideration is adequate for all purposes under any applicable law or judicial decision.

III.
Purchaser's Inspection Rights
3.01Inspection Period. The period of time following the Effective Date of this Agreement until 5:00 p.m. U.S. Central Time on the date that is thirty (30) days after the Effective Date is referred to in this Agreement as the “Inspection Period.” This Agreement shall terminate unless, before the end of the Inspection Period, Purchaser gives Seller written notice (the “Notice to Proceed”) that Purchaser, in its sole and absolute discretion, elects to proceed with the purchase of the Property subject to and in accordance with the terms of this Agreement. In addition, and notwithstanding any provision hereof to the contrary, should Purchaser determine, in Purchaser’s sole and absolute discretion, that the Property is not satisfactory to Purchaser, or Purchaser will not acquire the Property, for any reason or no reason at all, Purchaser may terminate this Agreement by delivering written notice of such termination (“Termination Notice”) to Seller prior to the expiration of the Inspection Period, whereupon the Earnest Money shall be promptly refunded to Purchaser. In the event that either (a) Purchaser delivers a Termination Notice before the expiration of the Inspection Period or (b) Purchaser does not deliver a Termination Notice but fails to deliver a Notice to Proceed to Seller prior to the expiration of the Inspection Period, this Agreement shall automatically terminate, the Earnest Money promptly shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than those which expressly survive a termination of this Agreement.
3.02Property Information.
(a)    Seller will furnish to Purchaser on or before one (1) Business Day after the Effective Date, the following: (i) the commitment for title insurance attached to this Agreement as Exhibit “C” and incorporated herein by reference (the “Title Commitment”), issued by the Title Company and underwritten by First American Title Company, Inc. (the “Underwriter”) and providing for issuance to Purchaser of an owner’s policy of title insurance with respect to the Real Property in the amount of the Purchase Price (the “Title Policy”); (ii) copies of the title exception documents referenced in the Title Commitment (the “Title Review Documents”); (iii) a copy of the existing ALTA survey of the Property sealed by Clifton Seward, RPLS 4337 on September 30, 2019 (the “Existing Survey”); (iv) a rent roll listing the Tenant Leases (“Rent Roll”) (v) copies of each of the Service Contracts; and (vi)  those items listed on Schedule 3.02(a) to the extent that those items are in the Seller’s possession or direct control and concern the Property. In no event, however, will Seller be required to furnish to Purchaser any proprietary information of Seller, any communications from Seller’s attorneys, or any third party reports dealing with property appraisals or market analyses. Notwithstanding anything to the contrary contained herein, Seller may deliver the Property Information to Purchaser by providing Purchaser access to an electronic data room or similar electronic delivery or access.
(b)    The items referenced in Section 3.02(a) above, together with all other information provided by Seller to Purchaser related to the Property or Seller are referred to in this Agreement collectively as the “Property Information.” Notwithstanding any

provision in this Agreement to the contrary, Purchaser agrees and acknowledges that (i) Purchaser will not disclose any portion of the Property Information that is not in the public domain other than on a “need-to-know” basis to Purchaser’s employees, lenders, potential lenders, consultants, attorneys, engineers, investors, potential investors, third-party professionals, insurers, agents and others involved with Purchaser in the acquisition, financing and/or ownership of the Property; (ii) except for Seller’s express representations and warranties contained in this Agreement, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information; (iii) except as provided below in Section 5.01(a) of this Agreement, Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information; (iv) except as expressly set forth in this Agreement, Seller shall have no liability or culpability of any kind or nature as a result of providing the Property Information to Purchaser or as a result of Purchaser’s reliance on any of the Property Information or any information set forth or referred to therein or disclosed thereby; (v) the Inspection Period will not be extended in the event of any failure by Seller to furnish any Property Information which may be required under this Agreement; and (vi)  Purchaser’s sole and exclusive remedy for any failure by Seller to furnish any Property Information which may be required under this Agreement will be Purchaser’s right to terminate this Agreement on or before the final day of the Inspection Period pursuant to the terms and provisions of Section 3.01 of this Agreement. Notwithstanding the foregoing, Purchaser may disclose any Property Information where disclosure is compelled or required by law, rule or regulation or by legal proceedings or in connection with the enforcement of this Agreement.
3.03Purchaser Access Rights. Purchaser and Purchaser’s employees, agents, contractors, subcontractors, lenders, potential lenders, investors, potential investors, consultants and other parties operating by, through or under Purchaser (collectively, the “Purchaser Parties”) may enter upon the Real Property and conduct such on-site testing and inspections as Purchaser reasonably desires; provided, however, that: (a) at least 48 hours prior to any entry upon the Real Property by Purchaser or by any of the Purchaser Parties, Purchaser must, in each instance, arrange with Seller or Seller’s property manager, Roscoe Properties, Inc. (“Manager”), which arrangement may be made via email to Lindsey Guzman at [intentionally omitted], such proposed entry, and Seller agrees that Seller will cooperate with Purchaser and will cause Manager to cooperate with Purchaser to accommodate same; (b) the right of entry hereunder will terminate automatically upon any termination of this Agreement; (c) any entry of Purchaser and/or the Purchaser Parties onto the Real Property is at the sole risk of Purchaser and the Purchaser Parties; (d) Purchaser hereby releases Seller from all liabilities, obligations and claims of any kind or nature arising out of or in connection with the entry of Purchaser and/or the Purchaser Parties onto the Real Property EXCLUDING ALL LIABILITIES, OBLIGATIONS AND CLAIMS ARISING OUT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER PARTIES (hereinafter defined), IT BEING EXPRESSLY AGREED AND

UNDERSTOOD THAT THIS PROVISION SHALL BE EFFECTIVE TO RELEASE SELLER PARTIES FROM CLAIMS ARISING OUT OF SELLER PARTIES’ OWN NEGLIGENCE BUT NOT GROSS NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT; (e) Purchaser agrees to indemnify and save and hold Seller harmless from and against all liabilities, obligations, claims and costs of any kind or nature (including court costs and reasonable attorneys’ fees) arising out of or in connection with any activities of the Purchaser and/or the Purchaser Parties upon or within the Real Property EXCLUDING ANY LIABILITY ASSOCIATED WITH AN EXISTING CONDITION AT THE PROPERTY AND EXCLUDING ALL LIABILITIES, OBLIGATIONS, CLAIMS AND COSTS ARISING OUT OF ANY NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT ON THE PART OF SELLER PARTIES, IT BEING AGREED AND UNDERSTOOD THAT PURCHASER IS AGREEING TO INDEMNIFY SELLER PARTIES FROM CLAIMS ARISING OUT OF SELLER PARTIES’ OWN NEGLIGENCE BUT NOT GROSS NEGLIGENCE OR WILLFUL OR INTENTIONAL MISCONDUCT; (f) while on the Property neither the Purchaser nor any of the Purchaser Parties will unreasonably disturb, interrupt or interfere with any activities of Seller or Manager or Seller’s or Manager’s members, managers, employees, agents, contractors, subcontractors, consultants, tenants, invitees, licensees or other parties operating by, through or under Seller (collectively, “Seller Parties”); (g) neither the Purchaser nor any of the Purchaser Parties will conduct any drilling or boring activities within the Real Property or engage in any invasive or destructive testing of any kind or nature within the Real Property without the prior written consent of Seller, which consent may be withheld or conditioned by Seller in Seller’s sole and absolute discretion; (h) Purchaser shall, and shall use commercially reasonable efforts to cause all of the Purchaser Parties to comply with any additional reasonable requirements which may be reasonably imposed by Seller with respect to their activities upon or within the Real Property; (i) Purchaser shall pay or cause to be paid when due all costs and expenses related to the activities of Purchaser and/or the Purchaser Parties upon, within or with respect to the Real Property and Purchaser agrees to indemnify and hold and save Seller harmless from and against all such costs and expenses and all obligations, liabilities, claims and costs arising in connection therewith, including without limitation actual court costs and reasonable actual attorneys’ fees; (j) Purchaser shall not permit any liens to attach to the Property by reason of any activities of Purchaser or the Purchaser Parties; and (k) prior to and as a condition to any entry upon the Real Property by Purchaser or by any of the Purchaser Parties, Purchaser shall furnish to Seller a certificate of insurance insuring Seller from and against any and all claims, demands and actions arising out of any activities of Purchaser. Such insurance must: (i) provide liability coverage for injury to or death of any person or persons in an amount not less than $1,000,000.00 per single incident and $2,000,000.00 for multiple occurrences; (ii) provide coverage for contractual liability; (iii) include a waiver of subrogation in favor of Seller; (iv) not be subject to change or cancellation, except after ten (10) days prior written notice to Seller; and (v) be underwritten by a company or companies authorized to do business in the state where the Real Property is located. Purchaser’s obligations under this Section 3.03 will survive any termination of this Agreement for a period of one (1) year.
3.04[INTENTIONALLY DELETED]

3.05Purchaser’s Review of Title and Survey.
(a)The term “Permitted Exceptions”, as used in this Agreement means all matters referenced in the Title Commitment that are approved (or deemed approved) by Purchaser pursuant to this Agreement together with such additional items reflected in any update to the Title Commitment or in the Existing Survey (or any update to the Existing Survey) that are approved (or deemed approved) by Purchaser pursuant to the terms of this Section 3.05. Notwithstanding anything herein to the contrary, Seller agrees to satisfy (a) those matters referenced in Schedule C of the Title Commitment that are applicable to Seller, (b) any mortgage or deed of trust granted or assumed by Seller; (c) any mechanic’s or materialmen’s lien arising by, through or under Seller; (d) any lien for unpaid and delinquent taxes, assessments, utility, water, sewer or other governmental charges; and (e) any other lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller (“Mandatory Cure Items”), none of which shall be considered Permitted Exceptions, and Purchaser shall have no obligation to deliver notice in accordance with Section 3.05(b) and (c) below with respect to the Mandatory Cure Items.
(b)Title and Survey Objections. Purchaser may advise Seller in writing and in reasonable detail, not later than ten (10) days prior to the expiration of the Inspection Period, what exceptions to the Title Commitment or the Existing Survey (or any update to the Existing Survey, if obtained) other than Permitted Exceptions (as defined above), if any, are not acceptable to Purchaser (“Title Objections”). Seller shall have three (3) Business Days after receipt of Purchaser’s Title Objections to give Purchaser notice that (i) Seller will remove any Title Objections from title, or (ii) Seller elects not to cause such exceptions to be removed. Seller’s failure to provide notice to Purchaser as to any Title Objection shall be deemed an election by Seller not to remove or insure over the Title Objection. If Seller so notifies or is deemed to have notified Purchaser that Seller will not remove any or all of the Title Objections, Purchaser shall have until before the expiration of the Inspection Period to determine whether to (x) waive such Title Objections which Seller has elected not to remove and proceed with the purchase and take the Property subject to such exceptions which shall thereafter be deemed Permitted Exceptions or (y) to terminate this Agreement. Should Purchaser (a) fail, before the expiration of the Inspection Period, to give Seller the Termination Notice, or (b) deliver the Notice to Proceed prior to the expiration of the Inspection Period, Purchaser shall be deemed to have elected to terminate as set forth in Section 3.01 above. If Purchaser elects to terminate this Agreement in accordance with clause (y) above, the Earnest Money shall be promptly returned to Purchaser and the Parties shall thereupon be released from all further obligations and liabilities under this Agreement, except for those which expressly survive the termination of this Agreement. If, despite using reasonable efforts, Seller is unable to remove any of Purchaser’s Title Objections which Seller has elected to remove under (i) above by the Closing Date, Purchaser shall have the option (in its sole discretion) of either (y) accepting the title as it then is or

(z) terminating this Agreement, in which event the Earnest Money shall promptly be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than those which expressly survive a termination of this Agreement.
(c)Conveyance of Title. Title to the Property to be transferred and conveyed to Purchaser by Seller shall be a good and indefeasible title in fee simple, except only for ad valorem taxes not then due and payable and subject only to the Permitted Exceptions and the terms of Deed.
3.06Subsequently Disclosed Exceptions. If any update to the Title Commitment prepared after the expiration of the Inspection Period discloses any additional item which, affects title to the Property and was not disclosed on the original Title Commitment or Existing Survey (the “New Exception”), Purchaser shall have a period of five (5) days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser fails to deliver such written notice to Seller within the New Exception Period, then Purchaser will be deemed to have approved the New Exception and to have elected to proceed with the transactions contemplated by this Agreement in accordance with the terms hereof. Alternatively, if Purchaser, prior to the expiration of the New Exception Review Period, delivers to Seller a written notice of Purchaser’s disapproval of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser, within three (3) Business Days of Seller’s receipt of Purchaser’s objection notice as to whether Seller is willing to remove the New Exception. If Seller delivers to Purchaser a written notice that Seller is not willing to remove the New Exception or if Seller fails to deliver a notice of approval or disapproval to Purchaser within three (3) Business Days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to remove the New Exception and Purchaser may, as its sole and exclusive remedy elect either: (i) to terminate this Agreement, in which event the Earnest Money shall be promptly returned to Purchaser, or (ii) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within five (5) Business Days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve the New Exception, irrevocably waive any objections to the New Exception, and proceed with the transactions contemplated by this Agreement. The Closing Date shall be extended as necessary to accommodate the time frames set forth in this Section 3.06. If, despite using reasonable efforts, Seller is unable to remove any New Exception which Seller has elected to remove hereunder by the Closing Date, Purchaser shall have the option (in its sole discretion) of either (y) accepting the title as it then is or (z) terminating this Agreement, in which event the Earnest Money shall promptly be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than those which expressly survive a termination of this Agreement.
3.07Service Contracts. Attached as Schedule 3.07 is a list of all service contracts, landscaping contracts, garbage removal contracts, maintenance contracts, pest control contracts, commission agreements, equipment leases and other agreements relating to the ownership, operation and maintenance of the Property (the “Service Contracts”) as well as a list of all Service Contracts that are not terminable and which must be assumed by Purchaser at Closing (the “Must Assume Contracts”) and a list of all Service Contracts that are subject to a master management agreement with Seller’s property manager that cannot be assumed due to the termination of the Management and Leasing Agreement, as defined below, (the “Cannot Assume Contracts”). As required under Section 3.02 of this Agreement, Seller has delivered copies of all of the Service Contracts to Purchaser. Prior to the end of the Inspection Period, Purchaser shall deliver to Seller a written notice specifying all of the Service Contracts which Purchaser would like to assume (the “Accepted Service Contracts”), provided that Purchaser acknowledges that the Must Assume Contracts are deemed to be Accepted Service Contracts and the Cannot Assume Contracts cannot be accepted and assumed by Purchaser. Purchaser acknowledges that certain of the Service Contracts require vendor consent to an assignment of the applicable Service Contract. Seller agrees to use commercially reasonable efforts to obtain any such consent but such consent will not be a condition to Closing hereunder; provided that if Seller is unable to obtain such consent with respect to any Must Assume Contract and Purchaser is therefore unable to assume such Must Assume Contract, Purchaser shall have no obligation to assume such Must Assume Contract and Seller shall be responsible for any remaining obligations, liabilities, and/or terminations fees arising out of such Must Assume Contract. Purchaser agrees to reasonably cooperate with Seller in securing a required vendor consent under a Service Contract and will execute a vendor’s required assignment of Service Contract form if required under that Service Contract. On or before the Closing Date, Seller shall terminate, and shall bear the costs of such termination, Seller’s existing agreement with Manager relating to the management and leasing of the Property (the “Management and Leasing Agreement”).
IV.
Closing
4.01Conditions to the Parties’ Obligations to Close.
(a)Mutual Conditions.
1.The obligation of each Party to consummate the transactions contemplated under this Agreement is contingent upon the other Party having performed and complied in all material respects with all of the terms of this Agreements to be performed or complied with by such Party under this Agreement.
(b)Conditions Precedent Favoring Purchaser. The obligation of Purchaser to consummate the transactions contemplated under this Agreement is contingent upon:
1.delivery at the Closing of the Title Policy, or an irrevocable commitment to issue the same, with liability in the amount of the Purchase Price issued by the Title Company, insuring that fee title to the Land vests in Purchaser subject only to the Permitted Exceptions.

2.Purchaser’s receipt of the Association Estoppel and the MUD Service Letter (each as hereinafter defined).
3.Seller’s express representations and warranties being true, complete and accurate in all material respects as of the Closing.
(c)Conditions Precedent Favoring Seller. The obligation of Purchaser to consummate the transactions contemplated under this Agreement is contingent upon Purchaser’s express representations and warranties under this Agreement being true, complete and accurate in all material respects as of the Closing.
(d)Failure of Condition. So long as a Party is not in default hereunder in any material respect on the Closing Date, in which event Article VI will control, if any express condition hereunder to such Party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date, such Party may, in its sole discretion: (i) upon delivery to the other Party written notice of such failure and election, extend the Closing Date for up to fifteen (15) days to permit the burdened Party additional time to cause the satisfaction of such failed condition(s); (ii) elect on or before the Closing Date to close, notwithstanding the nonsatisfaction of such condition, in which event such Party shall be deemed to have waived any such condition or (iii) terminate this Agreement, whereupon all rights and obligations of each Party, except those that expressly survive termination, shall terminate, and the Earnest Money shall be promptly returned to Purchaser. Any failure by a Party to timely elect to proceed under clause (i) above by written notice to the other Party on or before the Closing Date, shall be deemed an election to terminate under clause (iii) above. The foregoing notwithstanding, if a failure under Section 4.01 constitutes an event of default, each Party reserves its respective express rights and remedies hereunder.
4.02Closing Date. This transaction shall close through escrow with the Title Company’s or as otherwise acceptable to the Parties on or the date that is thirty (30) days after the expiration of the Inspection Period. The closing of this transaction is herein called “Closing” and the date for Closing is herein called the “Closing Date”.
4.03Seller’s Closing Obligations. At the Closing, Seller shall, at Seller’s sole cost and expense:
(a)execute and deliver to Purchaser a special warranty deed in the form of Exhibit “D” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary and with a description of the Land attached thereto as Exhibit “A” and a list of the Permitted Exceptions attached thereto as Exhibit “B” (the “Deed”);

(b)deliver to Purchaser, at the Real Property, the original Tenant Leases, if available (and to the extent originals are not available, Seller will provide copies);
(c)deliver to Purchaser a certified update to the Rent Roll reflecting all current tenants, the status of rental payments under the Tenant Leases (including arrearages) and the amount of security deposits held by Seller in connection therewith (the “Updated Rent Roll”);
(d)execute and deliver to Purchaser an assignment and assumption of tenant leases and security deposits in the form of Exhibit “E” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Land attached thereto as Exhibit “A” and with a copy of the Updated Rent Roll attached thereto as Exhibit “B” (the “Assignment of Tenant Leases”);
(e)execute and deliver to Purchaser an assignment and assumption of the Accepted Service Contracts in the form of Exhibit “F” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Land attached thereto as Exhibit “A” and with a list of the Accepted Service Contracts attached thereto as Exhibit “B” (the “Assignment of Accepted Service Contracts”);
(f)deliver to Purchaser an update to the inventory of Personal Property listed on Exhibit B hereto (the “Updated Inventory”);
(g)execute and deliver to Purchaser a bill of sale in the form of Exhibit “G” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Land attached thereto as Exhibit “A” and with the Updated Inventory attached thereto as Exhibit “B” (the “Bill of Sale”);
(h)execute and deliver to Purchaser an assignment of intangible personal property in the form of Exhibit “H” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary, with a description of the Land attached thereto as Exhibit “A” and with the list of Intangible Personal Property attached thereto as Exhibit “B” (the “General Assignment”);
(i)execute and deliver to each tenant of the Real Property (promptly after the Closing) a notice in the form of Exhibit “I” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary (the “Tenant Notice Letter”);

(j)execute and deliver to Purchaser a “non-foreign” certificate sufficient to establish that withholding of tax is not required in connection with this transaction;
(k)execute and deliver a certificate affirming the truthfulness and accuracy as of the Closing Date of Seller’s representations and warranties contained in this Agreement in all material respects (as such representations and warranties are modified in accordance with Section 5.01(f) below);
(l)execute and deliver to Purchaser the Notice to Purchaser (hereinafter defined) in the form of Schedule 5.09 with a description of the Land attached thereto as Exhibit “A”;
(m)execute and deliver to the Title Company an affidavit of debts and liens in form customarily required by the Title Company;
(n)deliver to Purchaser evidence of termination of the current agreement with the Manager; and
(o)execute and deliver such other documents as are customarily executed by a seller in connection with the conveyance of similar property in the county where the Real Property is located, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, certificates of good standing, corporate resolutions and any other instruments reasonably required by the Purchaser or the Title Company and reasonably approved by Seller.
The above and foregoing are collectively referred to as “Closing Documents.”
4.04Purchaser’s Closing Obligations. At the Closing, Purchaser shall, at Purchaser’s sole cost and expense:
(a)deliver to the Title Company the Purchase Price (less the Earnest Money) plus the full amount of all expenses and other sums which Purchaser is required to pay under the terms of this Agreement and subject to all prorations and adjustments set forth herein, all for disbursement in accordance with the terms and provisions of this Agreement;
(b)execute and deliver to the Title Company for delivery to Seller the Assignment of Tenant Leases, the Assignment of Accepted Service Contracts, the Bill of Sale, and the General Assignment;
(c)execute and deliver to the Title Company for delivery to Seller the Tenant Notice Letters;

(d)execute and deliver a certificate affirming the truthfulness and accuracy as of the Closing Date of Purchaser’s representations and warranties contained in this Agreement in all material respects;
(e)execute and deliver to the Title Company for delivery to Seller the Notice to Purchaser in the form of Schedule 5.09, with a description of the Land attached thereto as Exhibit “A”; and
(f)execute and deliver such other documents as are customarily executed by a purchaser in connection with the conveyance of similar property in the county where the Real Property is located, including all required closing statements, releases, affidavits, evidences of authority to execute documents, certificates of good standing, corporate resolutions, and other instruments which are reasonably required by the Seller or the Title Company and reasonably approved by the Purchaser.
4.05The Title Policy. Purchaser’s obligations under this Agreement are contingent upon the Title Company being committed, at the Closing, to issue the Title Policy subject only to the Permitted Exceptions and the terms of such policy. The Title Policy will be delivered after the Closing.
4.06Closing Costs. Seller and Purchaser each agrees to pay the following costs at Closing, in addition to any other amounts set forth in this Agreement.
(a)At or prior to the Closing, Seller shall pay: (i) the basic premium for the Title Policy; (ii) Seller’s attorneys’ fees; (iii) the cost of any tax certificates required under the terms of this Agreement; (iv) all costs incurred in connection with the preparation and recordation of any releases of existing liens against the Property; (v) onehalf (½) of any escrow or closing fee charged in connection with this Agreement and reasonably approved by the Parties; (vi) all costs of preparing the Title Commitment; (vii) all recording costs in connection with any documents recorded to remove any title exceptions in accordance with the terms of this Agreement; and (viii) any other closing costs customarily paid by a seller of similar real property in the county where the Real Property is located, except as may be otherwise provided in this Agreement.
(b)At or prior to the Closing, Purchaser shall pay: (i) all charges for any endorsements to the Title Policy, all charges to modify the area and boundary exception in the Title Policy, and all inspection fees and other additional premiums or expenses of any kind or nature incurred in connection with the Title Policy; (ii) all charges for or in connection with any mortgagee’s title policy requested by Purchaser, including charges for any survey endorsement or tax deletion requested; (iii) all expenses incurred in connection with any update to the Existing Survey; (iv) Purchaser’s attorneys’ fees; (v) all expenses relating to Purchaser’s financing (if any), including any and all costs, expenses and fees required by Purchaser’s lender; (vi) all recording fees charged in connection with the Deed; (vii) onehalf (½) of any escrow fee charged in connection with this Agreement and reasonably approved by the Parties; and (viii) any other closing costs customarily paid by a purchaser of similar real property in the county where the Real Property is located, except as may otherwise be provided in this Agreement.
4.07Prorations.
(a)All normally and customarily proratable items, including, without limitation, real estate and personal property taxes assessed against the Property (“Taxes”), property owners association assessments or any other special assessments imposed by private covenant constituting a lien or charge on the Property for the then current calendar year, utility expenses and rents shall be prorated as of the Closing Date, Seller being charged and credited for all of the same through the day immediately prior to such date and Purchaser being charged and credited for all of the same including and after such date. In connection with utilities servicing the Property, Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing.
(b)If the Taxes for the calendar year or other applicable tax period in which the Closing occurs are not known as of the Closing Date, the proration for Taxes will be determined based upon 100% of the most recent ascertainable Taxes. If the actual amounts to be prorated with respect to expenses other than Taxes are not known as of the Closing Date, the prorations with respect to those expenses shall be made on the best information then available. With respect to both Taxes and such other expenses which are not ascertainable as of the Closing Date, promptly after the actual amounts of the Taxes or such other expenses are known, adjustments, if needed, will be made between Seller and Purchaser. Any refund or rebate of Taxes resulting from a tax protest, challenge or appeal (an “Appeal”) for a tax year ending prior to the Closing Date shall belong to Seller, whether received before or after Closing, and Seller shall have the sole authority to prosecute such Appeals for the year in which Closing occurs and any tax year prior to the calendar year in which Closing occurs and Purchaser shall have the sole authority to prosecute such Appeals for any tax year subsequent to the calendar year in which Closing occurs.

Any refund or rebate of Taxes, less costs incurred in connection therewith, resulting from an Appeal for the tax year in which the Closing Date occurs shall be prorated between the parties as of the Closing Date, whether received before or after Closing, and Seller shall have the sole authority to prosecute any such Appeal. Purchaser will reasonably cooperate with Seller in any protest or other Appeal arising therefrom. Any reasonable costs Seller incurs in such cooperation will be paid out of any refund or rebate of Taxes arising from such protest or other Appeal.
(c)Seller shall be entitled to all deposits held by the providers of utility services to the Real Property. Purchaser shall be solely responsible to make arrangements for the continuation of utility services to the Real Property. Without limitation on the foregoing, Purchaser must, within three (3) Business Days after the Closing Date, post new utility deposits with all providers of utility services to the Real Property in replacement of Seller’s deposits.
(d)All security deposits which have been deposited with Seller under the terms of any existing leases shall be credited to Purchaser at the Closing, and Purchaser will assume all liabilities and obligations of Seller in connection with such security deposits.
(e)All rents or other income collected with respect to the Property as of the Closing Date for the then current month or that applies to other periods after Closing shall be prorated as of the Closing Date with Purchaser receiving rents and income applicable to the Closing Date and the period thereafter (for the avoidance of doubt, Purchaser shall receive the full amount of any pre-paid rent, parking fees, pet fees or any other fees or deposits paid by the tenants). With respect to uncollected rents for any period prior to Closing (the “Seller’s Rents”), Purchaser shall pay to Seller all of Seller’s Rents on a monthly basis as and to the extent collected by Purchaser in accordance with the terms of this Section 4.07(e) and Section 4.07(f), after the same are collected after the Closing. Purchaser shall make an attempt to collect the Seller’s Rents in the ordinary course of Purchaser’s business (but Purchaser shall not be obligated to engage a collection agency, take legal action, threaten eviction, or draw upon any security deposits to collect same) and, promptly following the date that is ninety (90) days after the Closing Date, Purchaser shall: (i) provide Seller with a written accounting (the “Uncollected Rents Accounting”) of all of Seller’s Rents collected by Purchaser after Closing; and (ii)  promptly pay to Seller all Seller’s Rents not previously remitted by Purchaser to Seller. In no event shall Purchaser have any obligation to attempt to collect Seller Rent after said ninety (90) day period.
(f)In making the computations required under Section 4.07(e) above, all amounts of delinquent rent and expenses collected by Purchaser from tenants after Closing shall be applied: (i) first to Purchaser’s actual and reasonable costs of collection, including, without limitation, court costs and reasonable attorneys’ fees; (ii) next, to the then-current rents; and (iii) finally, to Seller’s Rents.
(g)Nothing contained in Sections 4.07(e) and 4.07(f) above shall prohibit, limit or restrict Seller from collecting or attempting to collect Seller’s Rents directly from any tenant in any lawful manner after the Closing, but Seller shall not take any legal action against a delinquent tenant or any action to terminate such delinquent tenant’s lease or to evict any tenant, or otherwise seek to terminate any Tenant Lease. Amounts of delinquent rent and expenses collected by Seller from tenants shall be applied (i) first, to Seller’s Rents, (ii) next, to reimburse Seller for expenses incurred by Seller and (iii) finally, to Purchaser if and to the extent any amounts collected by Seller are due in connection with Purchaser’s period of ownership.
(h)Fees and regular charges under Accepted Service Contracts will be prorated between Purchaser and Seller on the basis the periods to which such regular fees and charges relate. In the event that any Accepted Service Contract includes any “door fees” that have been prepaid in advance to Seller or otherwise paid in full to Seller prior to the Closing, then Seller will pay to Purchaser, as a credit at Closing, Purchaser’s share of such door fees for the remaining term under that Service Contract assumed by Purchaser based upon the total term of such Service Contract. By way of example and for avoidance of doubt, if an Accepted Service Contract is for a term of ten (10) years and such Accepted Service Contract has eight (8) years of term remaining at Closing, Seller shall credit Purchaser with 80% of the door fees provided for under such Accepted Service Contract.
(i)Locator fees and referral fees on Tenant Leases (entered into before Closing) which are the obligation of the landlord shall be paid by Seller at or prior to closing and shall not be subject to proration.
(j)Seller shall provide a credit to Purchase at Closing as set forth in, and to the extent required by, Section 5.04(a)(i) and/or Schedule 5.04(a)(i).
(k)The provisions of this Section 4.07 shall survive the Closing.
4.08Real Estate Commissions.
(a)Seller and Purchaser acknowledge and agree that the only broker who has been involved with the origination and negotiation of this Agreement is Berkadia Real Estate Advisors LLC (the “Broker”). Seller will compensate the Broker pursuant to a separate agreement between Seller and Broker.

(b)Seller and Purchaser each represents and warrants to the other that, other than the real estate sales commission payable to the Broker as specified hereinabove, there are no real estate commissions payable to any person or entity in connection with the transactions evidenced by this Agreement. Seller and Purchaser agree to hold harmless, defend, and indemnify each other from any and all claims, suits, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and court costs) resulting from any claims made by any broker, agent, finder, or salesman for any real estate sales commission or other compensation, reimbursement or payment of any kind or nature which is alleged to be owed based upon an agreement with the indemnifying party.
(c)The Broker is not a party to this Agreement. This Agreement may be amended or terminated without notice to or the consent of the Broker. The absence of Broker’s signature shall not in any way affect the validity of this Agreement or any amendment to this Agreement.
(d)Purchaser understands and hereby acknowledges that neither the Broker nor any agent operating by, through or under the Broker has any authority to bind Seller to any warranties or representations regarding the Property, and further acknowledges that Purchaser has not relied upon any warranties or representations of the Broker or any agent operating by, through or under the Broker in Purchaser’s decision to purchase the Property.
(e)Purchaser acknowledges that Purchaser has been advised by the Broker, to have an abstract of title on the Real Property examined by an attorney or else to acquire an owner’s policy of title insurance on the Real Property.
(f)The obligations of the Parties contained in this Section 4.08 shall survive the Closing or any termination of this Agreement.
4.09Section 1031 Exchange. Either Party (the “Exchanging Party”) may consummate the sale and purchase of the Real Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”); provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange; (b) the consummation of the Exchange will not be a condition precedent or condition subsequent to the obligations of either Party under this Agreement; (c) the Exchanging Party shall effectuate the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (d) the other Party (“Non-Exchanging Party”) shall not be required to take an assignment of any purchase agreement for replacement property or be required to acquire or hold title to any replacement property for purposes of consummating the Exchange; (e) the Non-Exchanging Party shall not be required to incur any cost or liability in connection with the Exchange; and (f) the Non-Exchanging Party shall not by this Agreement or by the acquiescence of the Non-Exchanging Party to the Exchange: (i) have its rights under this Agreement affected or diminished in any manner; or

(ii) be responsible for compliance with or be deemed to have warranted to Exchanging Party that the Exchange in fact complies with Section 1031 of the Code.
V.
Representations; Covenants; Casualty and Condemnation; Notices
5.01Seller Representations:
(a)Seller represents and warrants to Purchaser the following as of the Effective Date and as of the Closing Date:
(i)Seller is a duly organized and validly existing limited liability company under the laws of the State of Delaware, is qualified to do business in the State of Texas, and is in good standing under the laws of the State of Delaware and the State of Texas.
(ii)Seller has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to sell the Property to Purchaser.
(iii)Seller’s execution, delivery and performance of this Agreement and the Closing Documents: (i) are within Seller’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Seller is a party or by which Seller is bound.
(iv)There is no litigation or proceeding pending or, to Seller’s knowledge, threatened in writing, with respect to Seller or relating to the Property, including, but not limited to, condemnation or eminent domain; provided, however, Seller understands that a tenant injured herself at the trash dumpster on the Property and may pursue a claim against Seller arising out of this incident (the “Potential Litigation”).
(v)Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and will deliver an affidavit so confirming at Closing.
(vi)Neither Seller nor, to Seller’s actual knowledge any Person (as defined below) who owns a direct or indirect interest in Seller (collectively, a “Seller Owner”) is now nor shall be at any time through the Closing under this Agreement an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise.
(vii)Neither Seller nor, to Seller’s actual knowledge, any Seller Owner, nor any Person providing funds to Seller in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws (as defined below) or any violation of any Anti-Corruption Laws (as defined below); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or under any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.
(viii)There are no attachments, executions or assignments for the benefit of creditors or proceedings in bankruptcy or under any other debtor relief laws contemplated by Seller or, to Seller’s knowledge, pending or threatened against Seller or the Property and Seller has not received written notice of any of the same.
(ix)There are no leasing, maintenance, service or supply agreements entered into by or on behalf of Seller or otherwise assumed by Seller other than the Service Contracts listed on Schedule 3.07 and the existing Management and Leasing Agreement with Manager. Seller has not delivered or received written notice of default under any Service Contract.

(x)The list and copies of Service Contracts, including any equipment leases, and Rent Roll attached hereto as Schedule 3.07 or delivered as part of the Property Information, respectively, are true, correct, and complete in all material respects.
(xi)The books, records and other information made available to Purchaser with respect to the Property, were prepared in the ordinary course of its business and are the same books, records and other information used and relied upon by Seller in its ownership and operation of the Property.
(xii)There are no leases, license agreements, occupancy agreements or tenancies (written or oral) for any space in the Property other than those leases set forth on the Rent Roll and, to the extent any changes to the Rent Roll reflect only changes in circumstances that are made in accordance with the terms of this Agreement, the updates to the Rent Roll provided to Purchaser from time to time (but only to the extent any changes to the Rent Roll reflect only changes in circumstances that are made in accordance with the terms of this Agreement), and, to Seller’s knowledge, there are no adverse parties or other parties in possession of the Property, except for the tenants set forth therein and their guests and any parties holding rights pursuant to the Service Contracts or the Permitted Exceptions. The Rent Roll (as of the date hereof and, to the extent any changes to the Rent Roll reflect only changes in circumstances that are made in accordance with the terms of this Agreement, as updated by Seller from time to time) sets forth the true, correct and complete amount of rent payments and tenant security deposits held by Seller in connection with the Tenant Leases.
(xiii)Other than the Permits, the agreements listed on Schedule 3.02(a) attached hereto, and any agreements disclosed in or by the Permitted Exceptions (including, but not limited to that certain that certain Easement for Water Treatment Plant, Water Quality and Access recorded under Document No. 2009025488, Official Public Records of Travis County, Texas), Seller is not a party to any written agreements with any governmental authority which materially affects the use, operation and/or development and construction of the Property.
(xiv)Seller does not have any employees.
(xv)Seller has not received written notice of any special assessments to be levied against the Property, other than those that may be disclosed in the Title Commitment, and to Seller’s knowledge,

there are no special assessments threatened to be levied against the Property.
(xvi)Seller has not entered into any currently effective agreement, other than this Agreement, to convey the Property or any part thereof, and no other party has any right to purchase the Property or any part thereof or any interest therein.
(xvii)Seller owns (and does not lease) the Personal Property listed on Exhibit B attached hereto and such Personal Property constitutes all of the material personal property used by Seller and the Manager in the ordinary course of business at the Property.
(xviii)Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 of any such employee benefit plan or plans.
(xix)Except as set forth on Schedule 5.01(xix), as of the Effective Date, Seller has not initiated any action involving forcible eviction, collection, unlawful detainer or other remedial action with respect to any current tenant at the Property.
(xx)Seller has not received any written notice from any governmental agency or other governmental authority requiring the correction of any condition with respect to the Real Property, or any part thereof, by reason of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, that has not been cured or waived.
(xxi)Seller has not received any written notice of default by Seller under any declaration, covenant, right of way, easement or reciprocal easement agreement, affecting the Property to which Seller is a party that has not been cured or waived; there are no outstanding delinquent assessments under any declaration or reciprocal easement agreement affecting the Property or in connection with the MUD; Seller has not received any written notice with respect to the actual or potential annexation of the Property by any municipality.
(b)All references in this Section 5.01 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer to facts within the current actual knowledge of William H. Armstrong, III (the “Seller Representative”). Nothing in this Section 5.01 or the remainder of this Agreement shall imply or impose any duty of investigation or inquiry upon Seller or the Seller Representative, or give rise to any personal liability on the part of the Seller Representative. The warranties and representations of Seller set out in this Section 5.01, plus the special warranty of title to be included in the Deed and other representations and warranties contained in this Agreement and the Closing Documents are referred to in this Agreement collectively as the “Express Warranties”.
(c)For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. Seq., the Money Laundering Control Act of 1986 and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957.  For purposes of this Agreement, the term “Anti-Corruption Laws” shall mean any anti-corruption laws of any applicable jurisdiction including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1, et seq.
(d)Purchaser acknowledges that Purchaser will have the opportunity to independently cause the Property to be inspected on Purchaser’s behalf during the Inspection Period and that Purchaser has not entered into this Agreement based on any representation, warranty, agreement, statement or expression of opinion by Seller or by any person or entity acting or allegedly acting for or on behalf of Seller, other than the Express Warranties. Purchaser understands, agrees and acknowledges that the Property is to be sold and accepted by Purchaser at the Closing: (I) AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES; AND (II) SUBJECT TO THE DISCLAIMERS AND OTHER MATTERS SET OUT IN THIS AGREEMENT.
(e)Notwithstanding any provision to the contrary set out in this Section 5.01 or set out elsewhere in this Agreement, it is agreed and understood that all of the Express Warranties are given by Seller and accepted by Purchaser subject to all matters which appear in any documents made available to Purchaser in the online data room that Seller has provided Purchaser access to or in the Title Commitment (the foregoing being referred to herein collectively as the “Disclosed Matters”).
(f)If prior to Closing Seller receives or gains knowledge of any facts or circumstances that would make any of the Express Warranties or any of the covenants made by Seller under this Agreement inaccurate, incomplete or unperformable in any material respect, Seller will promptly notify Purchaser in writing of the existence of such facts and circumstances and indicate which of the Express Warranties or covenants is inaccurate, incomplete or unperformable in any material respect. Thereafter, Purchaser shall have the right, within five (5) Business Days after receipt of such notice from Seller to either: (i) accept such modified representation, warranty or covenant as Seller may then give consistent with the facts and circumstances set out in Seller’s notice and proceed under this Agreement; or (ii) terminate this Agreement, and receive a refund of the Earnest Money, as Purchaser’s sole and exclusive remedy. If Purchaser fails to deliver to Seller a written notice on or before the expiration of such five (5) Business Day period, then Purchaser shall be deemed to have elected option (i) in the immediately preceding sentence.
(g)EXCEPT FOR THE EXPRESS WARRANTIES: (1) PURCHASER IS NOT RELYING ON ANY WRITTEN, ORAL, IMPLIED OR OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES BY SELLER OR ANY AGENT OF SELLER OR ANY REAL ESTATE BROKER; AND (2) ALL PREVIOUS WRITTEN, ORAL, IMPLIED OR OTHER STATEMENTS, REPRESENTATIONS, WARRANTIES OR AGREEMENTS, IF ANY, ARE MERGED HEREIN.
(h)PURCHASER ACKNOWLEDGES THAT EXCEPT FOR THE EXPRESS WARRANTIES, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO ANY OF THE FOLLOWING MATTERS (COLLECTIVELY, THE “DISCLAIMED MATTERS”): (1) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ACREAGE OF THE PROPERTY, THE DRAINAGE OF STORM WATER ONTO OR FROM THE PROPERTY, THE CONDITION OF THE SOILS LOCATED WITHIN THE PROPERTY, THE PRESENCE OR EXISTENCE OF ANY FAULTS WITHIN THE PROPERTY OR ANY OTHER MATTERS RELATED TO THE GEOLOGY OF THE PROPERTY OR

ANY SURROUNDING AREAS; (2) THE AVAILABILITY OF WATER OR WATER RIGHTS WITH RESPECT TO THE PROPERTY; (3) THE AVAILABILITY OF UTILITIES TO THE PROPERTY OR THE EXISTENCE OR AVAILABILITY OF UTILITY COMMITMENTS TO SERVE THE PROPERTY; (4) WHETHER OR NOT ANY PORTION OF THE PROPERTY LIES WITHIN ANY FLOOD PLAIN, FLOOD WAY, FLOOD PRONE AREA OR SPECIAL FLOOD HAZARD AREA; (5) THE STATUS OF ANY RIGHTS OF ACCESS TO THE PROPERTY, WHETHER BY PRIVATE EASEMENTS, PUBLIC ROADS OR OTHERWISE; (6) THE VALUE OF THE PROPERTY OR THE ANTICIPATED INCOME TO BE DERIVED FROM THE PROPERTY; (7) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE STATUS OF GOVERNMENTAL APPROVALS WITH RESPECT TO THE PROPERTY, THE ANTICIPATED DENSITIES WHICH MAY BE OBTAINED IN CONNECTION WITH THE DEVELOPMENT OF THE PROPERTY, OR ANY OTHER SIMILAR MATTERS; (8) THE SUITABILITY OF THE PROPERTY FOR ANY ACTIVITIES OR USES WHICH PURCHASER MAY CONDUCT THEREON; (9) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY RESTRICTIVE COVENANTS OR OTHER LEGAL REQUIREMENTS OR LIMITATIONS WHICH ARE FILED OF PUBLIC RECORD; (10) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING WITHOUT LIMITATION ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS; (11) THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY ASBESTOS, PCB EMISSIONS, HYDROCARBONS, RADON GAS, OR HAZARDOUS OR TOXIC MATERIALS; (12) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (13) THE PLANNING, DESIGN OR ENGINEERING OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY; (14) ANY MATTERS RELATED TO THE CONSTRUCTION OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE QUALITY OF ANY LABOR OR MATERIALS INCORPORATED THEREIN; (15) THE EXISTENCE OF ANY DEFECTS (LATENT OR PATENT) OR THE STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY; OR (16) ANY OTHER MATTERS WITH RESPECT TO THE PROPERTY OR THE AREA IN WHICH THE PROPERTY IS LOCATED.

(i)EXCEPT WITH RESPECT TO ANY LIABILITY ARISING PER THE EXPRESS WARRANTIES, OR IN CONNECTION WITH CLAIMS BROUGHT BY THIRD PARTIES WHICH ACCRUED PRIOR TO CLOSING., SELLER SHALL NOT HAVE ANY LIABILITY TO PURCHASER, AND, BY EXECUTION OF THIS AGREEMENT, PURCHASER RELEASES SELLER FROM ANY LIABILITY (INCLUDING WITHOUT LIMITATION CONTRACTUAL AND/OR STATUTORY ACTIONS FOR CONTRIBUTION OR INDEMNITY) FOR, CONCERNING, OR REGARDING ANY OF THE DISCLAIMED MATTERS
(j)PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT: (1) PURCHASER HAS INVESTIGATED OR SHALL HAVE THE OPPORTUNITY TO INVESTIGATE AND INSPECT THE PROPERTY OR WILL INVESTIGATE AND INSPECT THE PROPERTY DURING THE INSPECTION PERIOD; (2) PURCHASER IS FAMILIAR WITH THE PROPERTY OR WILL HAVE THE OPPORTUNITY TO BECOME FAMILIAR WITH THE PROPERTY DURING THE INSPECTION PERIOD AND HAS MADE OR WILL MAKE PURCHASER’S OWN DETERMINATION AS TO ALL OF THE DISCLAIMED MATTERS; (3) PURCHASER IS RELYING SOLELY ON THE EXPRESS WARRANTIES AND ITS OWN INVESTIGATION AND INSPECTION OF THE PROPERTY IN ACQUIRING THE PROPERTY; (4) PURCHASER IS A SOPHISTICATED PURCHASER OF REAL PROPERTY AND IS EXPERIENCED IN THE PURCHASE OF PROPERTIES SIMILAR TO THE PROPERTY; AND (5) BASED SOLELY UPON THE FOREGOING, PURCHASER SHALL, BY THE END OF THE INSPECTION PERIOD (IF PURCHASER DOES NOT TERMINATE THIS AGREEMENT PURSUANT TO SECTION 3.01), BE FULLY SATISFIED WITH THE CONDITION OF THE PROPERTY SUBJECT TO THE TERMS HEREOF.
(k)PURCHASER FURTHER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT WITH RESPECT TO EXPRESS WARRANTIES: (1) ANY INFORMATION PROVIDED TO PURCHASER BY SELLER WITH RESPECT TO THE PROPERTY HAS NOT BEEN INDEPENDENTLY INVESTIGATED OR VERIFIED BY SELLER; (2) SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION; AND (3) SELLER IS NOT, AND SHALL NOT BE, LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, REPORTS, SURVEYS OR OTHER INFORMATION OF ANY KIND OR NATURE PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY

SELLER OR BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT, OR OTHER PERSON.
(l)SELLER AND PURCHASER EXPRESSLY CONFIRM AND AGREE THAT THE PURCHASE PRICE TO BE PAID BY PURCHASER TO SELLER FOR THE PROPERTY HAS BEEN ADJUSTED AND AGREED UPON BY PURCHASER AND SELLER IN PART AS A RESULT OF PURCHASER’S AGREEING TO PURCHASE THE PROPERTY IN ITS CURRENT CONDITION, AND SUBJECT TO THE EXPRESS WARRANTIES AND THE DISCLAIMER OF REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN.
(m)SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, EACH OF THE STATEMENTS AND AGREEMENTS OF SELLER AND PURCHASER UNDER THIS SECTION 5.01 SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE OF THIS AGREEMENT AND SHALL ALSO BE EFFECTIVE AS OF THE CLOSING DATE.
(n)PURCHASER ACKNOWLEDGES THAT: (1) THE DISCLAIMERS, RELEASES AND OTHER MATTERS SET OUT IN THIS SECTION 5.01 HAVE BEEN FULLY EXPLAINED TO PURCHASER; (2) PURCHASER FULLY UNDERSTANDS, ACCEPTS AND AGREES TO ALL OF SUCH DISCLAIMERS AND RELEASES; AND (3) PURCHASER HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION WITH THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT.
5.02Purchaser Representations: Purchaser represents and warrants to Seller the following:
(a)Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware.
(b)Purchaser has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to purchase the Property from Seller.
(c)Purchaser’s execution, delivery and performance of this Agreement and the Closing Documents: (i) are within Purchaser’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

(d)Neither Purchaser nor, to Purchaser’s actual knowledge, any Person who owns a direct or indirect interest in Purchaser (collectively, a “Purchaser Owner”) is now nor shall be at any time until the Closing under this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise. Neither Purchaser nor, to Purchaser’s actual knowledge, any Purchaser Owner, nor any Person providing funds to Purchaser in connection with the transaction contemplated hereby (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws or any violation of any Anti-Corruption Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws or any Anti-Corruption Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws or any Anti-Corruption Laws.
Each of the warranties and representations of Seller and Purchaser under this Agreement is true and correct as of the Effective Date of this Agreement and shall be true and correct as of the date of Closing. The warranties, representations and covenants contained in this Agreement shall survive the Closing and shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the Parties hereto. Notwithstanding any provisions in this Agreement to the contrary, however, if Purchaser has actual knowledge that any representation or warranty of Seller under this Agreement is not true and correct as of the date of Closing and Purchaser proceeds with the Closing, then Seller will have no liability or obligation to Purchaser whatsoever with respect to such warranty or representation. For purposes of this provision, Purchaser is deemed to have “knowledge” to the extent such information is (i) contained in the Property Information or the Title Commitment, (ii) pursuant to written notice to Purchaser pursuant to this Agreement by Seller or Seller’s agents and employees that contradicts any of Seller’s representations and warranties herein, or (iii) actually known by Greg Collins.
5.03No Fraud In The Inducement.
(a)EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT NEITHER THE OTHER PARTY NOR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY: (1) HAS MADE ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EITHER EXPRESS OR IMPLIED, TO INDUCE SUCH PARTY TO ENTER

INTO THIS AGREEMENT, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE EXPRESS WARRANTIES); OR (2) HAS ANY DUTY TO MAKE ANY DISCLOSURES TO SUCH PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.
(b)EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT IN ENTERING INTO THIS TRANSACTION AND EXECUTING AND DELIVERING THIS AGREEMENT TO THE OTHER PARTY, SUCH PARTY IS: (1) NOT RELYING UPON ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, MADE BY THE OTHER PARTY OR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE EXPRESS WARRANTIES); AND (2) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, RELYING SOLELY ON ITS OWN INSPECTION, INVESTIGATION AND JUDGMENT.
5.04Seller Covenants.
(a)Seller agrees that, between the Effective Date of this Agreement and the Closing Date, Seller will not, without the prior written consent of Purchaser:
(i)enter into any new Tenant Leases or amend any existing Tenant Leases which would be binding on Purchaser or the Property after the Closing, except for Tenant Leases entered into or extended in the ordinary course of business and consistent with past practices. Notwithstanding the foregoing, (i) no new Tenant Lease shall provide for a term less than six (6) months or more than thirteen (13) months (provided that this limitation is not applicable to renewals of existing Tenant Leases on a month to month basis provided that (a) there are never more than twenty (20) Tenant Leases with month-to-month terms at any given time without Purchaser’s prior written consent (in Purchaser’s sole discretion), and (b) the premium for any such month-to-month renewal is not less than 20%) and (ii) each new Tenant Lease or amendment to existing Tenant Leases will comport with the rent and concessions parameters set forth on Schedule 5.04(a)(i)-1 attached hereto. Notwithstanding the foregoing, Tenant acknowledges that Seller has made certain offers to tenants under Tenant Leases in effect as of the Effective Date to renew their lease on the terms set forth on

Schedule 5.04(a)(i)-2 (the “Existing Tenant Lease Renewal Proposal Chart”). Purchaser hereby agrees that so long as Seller provides Purchaser with written notice of any lease renewal shown on the Existing Tenant Lease Renewal Proposal Chart (on the terms set forth thereon for the respective Tenant Lease listed thereon), Purchaser approval of such renewals shall not be required, provided however that, (a) if any renewal would cause the total month-to-month Tenant Leases at the Property to exceed twenty (20), Purchaser approval shall be required in accordance with the terms above and (b) if any renewal provides for a premium of less than 20% for such respective Tenant Lease, Seller shall provide a credit to Purchaser at Closing in an amount equal to the difference between a 20% premium with respect to such Tenant Lease and the premium offered to such tenant.
(ii)enter into any new Service Contract which would be binding on Purchaser or the Property after the Closing, and Seller shall not (without Purchaser’s written consent, which shall not be unreasonably withheld or unduly delayed by Purchaser) amend, terminate, waive any default under, or grant concessions regarding, any Accepted Service Contract that will be an obligation affecting the Property or Purchaser subsequent to Closing;
(iii)remove any Personalty from the Property, other than office supplies, cleaning supplies and other similar items utilized in the ordinary course of business and items of equipment and other Personalty which are replaced with items of similar or better quality by Seller in the ordinary course of business;
(iv)alter or amend in any way which would be binding upon Purchaser or the Property after the Closing, any governmental approval or permit affecting the Property;
(v)permit any material alteration, structural modification or additions to the Property, except in the nature of ordinary maintenance or in response to a casualty in accordance with the terms of Section 5.07, or with Purchaser’s written consent, which shall not be unreasonably withheld or unduly delayed; and
(vi)except for Tenant Leases entered into as permitted pursuant to Section 5.04(a)(i) above and Service Contracts entered into as permitted pursuant to Section 5.04(a)(ii) above, enter into, execute or knowingly create any contract, lease, lien, easement or encumbrance on the Property that will survive Closing or be binding upon Purchaser or the Property after the Closing without Purchaser’s prior written consent (which consent may be given or withheld by Purchaser in its sole discretion).

(b)In addition, Seller agrees that, between the Effective Date of this Agreement and the Closing Date:
(i)Seller shall continue to maintain in full force and effect all policies of property insurance now in effect or renewals thereof (or equivalent insurance), and will give all notices and present all claims under all policies of insurance in due and timely fashion.
(ii)During the pendency of this Agreement, Seller shall provide leasing activity and occupancy reports to Purchaser on a weekly basis during the term of this Agreement.
(iii)Seller shall maintain in existence all licenses, permits and approvals which are currently in place with respect to the ownership, operation or improvement of the Property, and shall not (without the written approval of Purchaser, which shall not be unreasonably withheld or unduly delayed) apply or consent to any action or proceedings which will have the effect of terminating or changing such licenses, permits and approvals for the Property.
(iv)Seller shall use reasonable efforts to cause to be performed, in all material respects, its obligations under the Tenant Leases and Service Contracts that may affect the Property. Seller shall promptly deliver to Purchaser any Tenant Leases and/or Service Contracts entered into by Seller and not previously delivered or made available to Purchaser.
(v)Subject to Section 5.04(a)(i), Seller shall continue to market the Property for lease in the same manner as Seller has marketed the Property prior to the Effective Date and will not cancel any advertising contracts now in effect unless approved by Purchaser.
(vi)Seller hereby covenants that on the Closing Date all vacant apartment units within the Property will be in Rent Ready Condition (as said term is hereinafter defined), except for those apartment units which became vacant within five (5) days prior to the Closing Date. With respect to any such apartment units vacant within five (5) days prior to the Closing Date that are not in Rent Ready Condition on the Closing Date, Seller shall provide Purchaser with a credit against the Purchase Price of Seven Hundred Fifty and 00/100 Dollars ($750.00) per unit. Rent Ready Condition means the physical condition to which a vacant apartment unit is prepared in the ordinary course of business in accordance with Seller’s current practice for occupancy by a new tenant.

(vii)Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the property owners’ association in connection with the restrictive covenants described in Section 5.11 in the form attached hereto as Schedule 5.04(b)(vii) (the “Association Estoppel”).
(viii)Seller shall use commercially reasonable efforts to obtain a service letter from the Municipal Utility District in which the Property is located (the “MUD”) in the form attached hereto as Schedule 5.04(b)(viii) (the “MUD Service Letter”).
(c)Seller hereby agrees that Seller shall remain liable and shall indemnify and hold Purchaser harmless for any and all liabilities, obligations, claims and costs, fees and expenses of any kind or nature (including court costs and reasonable attorneys’ fees) arising out of or in connection with the Potential Litigation and/or the Non-Payment Eviction (as defined in Schedule 5.01(xix)). This Section 5.04(c) shall survive Closing indefinitely.
5.05Purchaser Covenants. Purchaser agrees that, between the Effective Date of this Agreement and the Closing Date, Purchaser will not, without the prior written consent of Seller:
(a)make any commitments to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or any other organization, group or individual which would be binding upon Seller or the Property after any termination of this Agreement;
(b)enter into any leases or other possessory agreements for the Property which would be binding on Seller or the Property after any termination of this Agreement;
(c)enter into or grant any easements, liens, encumbrances or other contracts or instruments which would be binding upon Seller or the Property after any termination of this Agreement;
(d)alter or amend in any way which would be binding upon Seller or the Property after any termination of this Agreement, any governmental approval or permit affecting the Property;

(e)commence any construction activities upon or within the Property; or
(f)transfer, convey, dispose of or remove any portion of the Property.
5.06Condemnation.
(a)If, during the period of time commencing on the Effective Date of this Agreement and terminating on the Closing Date (the “Contract Period”) any entity having condemnation authority institutes or threatens (in a written document delivered to Seller) an eminent domain proceeding with respect to the Property (a “Pending Condemnation”) and either, (a) in the reasonable estimate of the Parties, the loss in value to the Property resulting from such Pending Condemnation will equal or exceed $750,000.00, (b) access to or egress from the Property is materially and permanently impaired, or (c) parking spaces are taken such that the Property no longer complies with applicable zoning or other legal requirements, then: (i) such Pending Condemnation will be considered a “Material Taking” for purposes of this Agreement; and (ii) if such Pending Condemnation is not dismissed on or before the Closing Date, then Purchaser may terminate this Agreement by delivering a written notice of termination to Seller and the Earnest Money shall be immediately returned to Purchaser.
(b)The obligations of Seller and Purchaser under this Agreement shall not be affected by a Pending Condemnation that does not constitute a Material Taking.
(c)If a Pending Condemnation exists during the Contract Period but such Pending Condemnation does not give rise to a Material Taking or if a Material Taking occurs during the Contract Period but Purchaser does not elect to terminate this Agreement, then the Closing shall occur in accordance with the terms and provisions of this Agreement, but: (i) the Purchase Price shall be reduced by the amount of any condemnation proceeds which have been received by Seller with respect to the Property during the Contract Period; and (ii) Seller will assign to Purchaser, at the Closing, all of Seller’s rights to any condemnation proceeds which are payable to Seller with respect to the Property, but which have not yet been received by Seller.
5.07Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. Seller shall promptly give Purchaser written notice of any damage to the Property, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any “material damage” (described below) to the Property, Purchaser may, at its option, by written notice to the Seller given within five (5) Business Days after Seller has provided the above described notice (and if necessary the Closing Date shall be extended to give Purchaser the full five (5)

Business Day period to make its election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, in which event Purchaser will have the right to participate in the insurance claim and settlement process, and receive any insurance proceeds (including any rent loss applicable to any period on and after the Closing Date) due Seller as a result of such damage and receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to timely make such election, Purchaser shall be deemed to have elected to terminate this Agreement and the Earnest Money shall promptly be returned to Seller. If the Property is not materially damaged, then (i) Purchaser will not have the right to terminate this Agreement, (ii) Purchaser shall have the right to participate in the insurance claim and settlement process, and (iii) at Closing, Purchaser shall receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due to Seller as a result of such damage and receive a credit at Closing for any deductible amount under said insurance policies. “Material damage” and “materially damaged” means, with respect to the Property, damage that exceeds $750,000.00 to repair.
5.08Notice Regarding Title And Legal Counsel. As required by the Texas Real Estate License Act, Seller hereby advises Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection, or that Purchaser should be furnished with or obtain a policy of title insurance. By signing this Agreement, Purchaser acknowledges receipt of this notice. Purchaser and Seller further acknowledge that they have been given the opportunity to, and are hereby advised to, consult with an attorney of their choice with regard to this Agreement, the closing documents to be executed in connection herewith and the transaction contemplated by this Agreement.
5.09Notice Regarding District. Purchaser acknowledges and understands that: (a) the Real Property is located in Travis County Municipal Utility District No. 8 (the “District”); and (b)  the Real Property will be conveyed at the Closing subject to assessments and assessment liens in favor of the District. Purchaser acknowledges receipt of the notice regarding such assessments and assessment liens which is attached to this Agreement as Schedule 5.09 (the “Notice to Purchaser”) and is incorporated herein by reference.
5.10Notice Regarding Possible Annexation. If the Property that is the subject of this contract is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.
5.11Notice of Obligations Related to Membership in Property Owners' Association. If Purchaser acquires the Property, Purchaser is obligated to be a member of a property owners' association. Restrictive covenants governing the use and occupancy of the Property and a dedicatory instrument governing the establishment, maintenance, and operation of this development area have been recorded in the Real Property Records of the county in which the Property is located. Copies of the restrictive covenants and dedicatory instrument may be obtained from the county clerk and are referenced in the Title Commitment. Purchaser will be obligated to pay assessments to the property owners' association. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and the foreclosure of the Property.

VI.
Remedies
6.01Purchaser’s Default and Seller’s Remedies: If Purchaser fails or refuses to timely comply with Purchaser’s obligations to pay the Purchase Price or execute and deliver the documents to be executed and delivered by Purchaser at the Closing pursuant to this Agreement at Closing, and if Seller is not in default of any of Seller’s material obligations under this Agreement and all conditions precedent to Purchaser’s obligation to Close have been satisfied, then Seller may terminate this Agreement and, as Seller’s sole and exclusive remedy: recover or retain the Independent Contract Consideration and the Earnest Money as liquidated damages for the failure or refusal by Purchaser to close the purchase of the Property (“Acquisition Default”). The amount of the Independent Contract Consideration and the Earnest Money shall be the full, agreed and liquidated damages for an Acquisition Default, all other claims to damages or other remedies being hereby expressly and irrevocably waived by Seller. If Purchaser shall default in the performance of any of its material obligations to be performed hereunder that does not constitute an Acquisition Default and, with respect to any such default only, and if such default shall continue for five (5) Business Days after written notice to Purchaser, Purchaser shall be liable to Seller for the actual (but not indirect, consequential or punitive) damages suffered by Seller as a result of such default. In the event of an Acquisition Default by Purchaser, the Independent Contract Consideration and the Earnest Money will be delivered to or retained by Seller as liquidated damages, and not a penalty, in full satisfaction of Seller’s claims against Purchaser with respect to the Acquisition Default only. Seller and Purchaser agree that (y) it is difficult to determine the actual amount of Seller’s damages arising out of an Acquisition Default by Purchaser, but the amount of the Independent Contract Consideration and the Earnest Money is a fair estimate of those damages which has been agreed to by the Parties in a sincere effort to make the damages certain and (z) Seller’s right to retain the Earnest Money shall be Seller’s sole remedy, at law and in equity for an Acquisition Default.
6.02Seller’s Default and Purchaser’s Remedies.
(a)If Purchaser’s conditions to Closing have been fulfilled, and Purchaser is not in material default of any of Purchaser’s obligations at Closing, and Seller fails or refuses to timely comply with Seller’s material obligations under this Agreement (or is unable to do so as the result of any act by Seller in contravention of this Agreement or any failure by Seller to act as required under this Agreement which is not caused by Purchaser’s default) and such failure is not cured within five (5) Business Days after Purchaser delivers written notice of default to Seller (provided that no notice is required with respect to Seller’s obligations on the Closing Date), then, in such event, Purchaser shall have the right to exercise any one of the following remedies as its sole and exclusive remedy: (i) to terminate this Agreement by giving written notice of termination to Seller and Escrow Agent, whereupon Escrow Agent shall promptly refund to Purchaser all Earnest Money, and to receive from Seller an amount equal to the actual and reasonable third party out-of-pocket costs incurred by Purchaser in connection with Purchaser’s investigations of the Property (up to but not in excess of $100,000.00); or (ii) Purchaser shall have the right to seek specific performance of the Agreement by Seller if and only if Purchaser complies with all of the preconditions and requirements set out in Section 6.02(b) of this Agreement, it being acknowledged that the Property is unique and that monetary damages would not be an adequate remedy. Purchaser hereby waives any other rights or remedies. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with the filing of a suit for specific performance. Notwithstanding any provision in this Agreement to the contrary, the total liability of Seller to Purchaser for any breach of Seller’s covenants, representations and warranties under this Agreement shall in all events be limited to a maximum amount of $2,280,000.00. To provide security for any post-Closing claims of Purchaser made to enforce any breach of the representations, warranties, and covenants made by Seller in this Agreement, Stratus Properties Inc., a Delaware corporation, an affiliate of Seller, has executed and delivered the joinder attached hereto. Notwithstanding anything in this Agreement to the contrary, Seller’s obligations set forth in Section 5.04(c) and liability in connection therewith shall not be subject to the limitations on liability set forth in this Section 6.02.
(b)Notwithstanding any provision in this Agreement to the contrary, it is specifically agreed and understood that Purchaser will not have the right to enforce specific performance of Seller’s obligations under this Agreement or to place a lis pendens on the Property or otherwise encumber the Property in any way until and unless: (i) Purchaser timely tenders full performance under this Agreement by delivering to the Title Company, on or before the Closing Date, fully executed originals of all documents required to be executed by Purchaser under the terms and provisions of this Agreement, and is ready and willing to deliver cash or other readily available funds in an amount sufficient to cover the cash portion of Purchase Price plus all expenses which are required to be paid by Purchaser under the terms and provisions of this Agreement; (ii) despite such tender by Purchaser at the Closing, Seller fails or refuses to close the transaction evidenced by this Agreement; (iii) Purchaser institutes, within thirty (30) days after the Closing Date, an action in a court with jurisdiction and in the venue specified under this Agreement (the “Court”), seeking to enforce specific performance of Seller’s obligations under this Agreement. If Purchaser satisfies the foregoing requirements, then all sums held by the Title Company as Earnest Money shall be tendered to the Court and will be retained by the Court until all disputes between the Parties related to this Agreement have been resolved, either by final non-appealable judgment or by final binding settlement agreement between the Parties. Each Party agrees to execute and deliver such joint instructions, joint motions and other instruments as may be necessary to effectuate the transfer of the funds from the Title Company to the Court contemplated under this Section 6.02(b). PURCHASER HERBY WAIVES ALL RIGHTS WHICH PURCHASER HAS OR MAY HAVE TO ENFORCE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT AND/OR TO PLACE A LIS

PENDENS ON THE PROPERTY WITHOUT SATISFYING THE REQUIREMENTS AND CONDITIONS SET OUT IN THIS SECTION 6.02(b).
6.03Purchaser’s Post Termination Obligations. If this Agreement is terminated for any reason (either by Purchaser or by Seller), then Purchaser shall: (a) repair all damage to the Property (if any) arising out of any inspections, tests or other activities of Purchaser and/or any of the Purchaser Parties; (b) return to Seller or destroy all studies, reports, surveys and other documents or information of any kind or nature which have been provided by Seller to Purchaser; provided, however, Purchaser may keep a copy of any such documents if required for its records to the extent required by applicable law or regulatory authority or Purchaser’s internal compliance requirements or in accordance with Purchaser’s automated backup archiving practices; provided, however, that the confidentiality obligations set forth in this Agreement shall survive so long as such archival copies are retained; (c) [intentionally deleted]; (d) remove all liens against the Property which have arisen due to any activities of Purchaser or any of the Purchaser Parties; (e) compensate Seller for any damages arising out of any breach or default by Purchaser under any of Purchaser’s representations, warranties, covenants and agreements under Sections 5.02 and 5.05 of this Agreement; and (f) reimburse Seller for all expenses, costs and liabilities of any kind or nature (including without limitation attorneys’ fees and court costs) incurred by Seller in connection with the enforcement of any of the obligations of Purchaser under this Section 6.03 and/or in connection with the performance by Seller of any of the obligations of Purchaser under this Section 6.03 (provided, however, that Seller will deliver to Purchaser written notice at least three (3) Business Days prior to performing any of Purchaser’s obligations under this Section 6.03). The obligations of Purchaser under this Section 6.03 are referred to in this Agreement collectively as the “Post Termination Obligations”. Notwithstanding any provision in this Agreement to the contrary, the Post Termination Obligations shall survive any termination of this Agreement, and the Post Termination Obligations shall not (regardless of any liquidated damages provisions in this Agreement) be deemed to be satisfied in whole or in part by the delivery to Seller of all or any portion of the Earnest Money.
6.04Disposition of the Earnest Money.
(a)Notwithstanding any provision in this Agreement to the contrary, the provisions in this Agreement relating to the Earnest Money shall survive any termination of this Agreement.
(b)If the sale and purchase of the Property is consummated under the terms and provisions of this Agreement, then the Earnest Money will be credited and applied against the cash sums which are payable by Purchaser at the Closing.
(c)If Purchaser terminates this Agreement under the terms and provisions of this Agreement that permit the Earnest Money to be returned to Purchaser, then the Earnest Money will be promptly disbursed to Purchaser after such termination. Without limitation on the generality of the foregoing, Purchaser expressly agrees and hereby acknowledges that if this Agreement is terminated under the terms and provisions of Section 6.01 of this Agreement, then the Earnest Money will be disbursed to and retained by Seller and Purchaser will have no right to receive a return or refund of an portion of the Earnest Money.
IF THIS AGREEMENT IS NOT TERMINATED UNDER THE TERMS AND PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY PERMIT THE EARNEST MONEY TO BE RETURNED TO PURCHASER, THEN THE EARNEST MONEY WILL BE COMPLETELY “AT RISK” AND WILL BE REFUNDABLE TO PURCHASER ONLY IF SELLER DEFAULTS UNDER THIS AGREEMENT, SELLER DOES NOT CURE SUCH DEFAULT WITHIN ITS APPLICABLE CURE PERIOD AND PURCHASER TERMINATES THIS AGREEMENT UNDER THE TERMS AND PROVISIONS OF SECTION 6.02 OF THIS AGREEMENT.
6.05Enforcement Costs: In the event of any dispute between the Parties arising out of or in connection with this Agreement, the prevailing Party in such dispute shall be entitled to recover from the non-prevailing Party all of the prevailing Party’s costs and expenses in connection with such dispute, including without limitation court costs, expert witness fees and reasonable attorney’s fees.
6.06WAIVER OF JURY TRIAL. THE PARTIES BOTH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL DISPUTES OF ANY KIND OR NATURE WHICH ARE BASED ON OR WHICH ARISE OUT OF OR IN CONNECTION WITH: (A) THIS AGREEMENT; OR (B) ANY DOCUMENT, INSTRUMENT OR OTHER AGREEMENT WHICH IS EXECUTED OR IS CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT; OR (C) ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY WHICH RELATES TO, CONCERNS OR ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT. THE FOREGOING WAIVER SHALL APPLY TO ANY AND ALL LITIGATION OF ANY KIND OR NATURE, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, AND WHETHER RELATED TO ANY DIRECT CLAIM, COUNTERCLAIM, CROSS CLAIM OR THIRD PARTY CLAIM. EACH PARTY CERTIFIES TO THE OTHER PARTY THAT NO REPRESENTATIVE, AGENT OR COUNSEL OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR IMPLICITLY, TO SUCH PARTY THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER. NO REPRESENTATIVE, AGENT OR COUNSEL OF EITHER PARTY HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS WAIVER OF JURY TRIAL. EITHER PARTY MAY FILE A COPY OF THIS SECTION 6.06 WITH ANY COURT AS CONCLUSIVE EVIDENCE THAT BOTH PARTIES HAVE WAIVED THEIR RIGHTS TO TRIAL BY JURY. THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

VII.
Miscellaneous Provisions
7.01Delivery of Notices. Any notice, communication, request, reply or advice (severally and collectively referred to as “Notice”) in this Agreement provided or permitted to be given, made or accepted by either Party to the other must be in writing. Notice may, unless otherwise provided herein, be given or served: (a) by depositing the same in the United States Mail, certified, with return receipt requested, addressed to the Party to be notified and with all charges prepaid; (b) by depositing the same with Federal Express or another service guaranteeing “next day delivery”, addressed to the Party to be notified and with all charges prepaid; (c) by hand delivering the same to such Party or an agent of such Party; or (d) by transmitting the same to the Party to be notified by telecopy or by electronic mail, provided that the sender of any such telecopy or electronic mail delivery is acknowledged by the receiving party by return electronic mail delivery or notifying Party does not receive a “failure of delivery” notice. Any notice delivered by telecopy or electronic mail in the manner required hereunder shall be effective on the date of such telecopy or electronic mail. Notice deposited in the United States mail in the manner hereinabove described shall be deemed effective from and after the earlier of the date of actual receipt or three (3) days after the date of such deposit. Notice given in any manner other than as described in the two immediately preceding sentences shall be effective only if and when received by the Party to be notified. For the purposes of notice, the addresses of the Parties shall, until changed as provided below, be as follows:
Seller:        Santal, L.L.C.
212 Lavaca Street, Suite 300
Austin, Texas 78701
Attn: Erin D. Pickens
Telephone No. [intentionally omitted]
E-mail: [intentionally omitted]

With copy to:     Armbrust & Brown, PLLC
100 Congress Ave., Suite 1300
Austin, TX 78701
Attn: Kenneth N. Jones
Email: [intentionally omitted]

Purchaser:            c/o Berkshire Residential Investments
14001 Dallas Parkway, Suite 1210
Dallas, Texas 75240
Attention: Greg Collins

Email: [intentionally omitted]
with a copy to:
Berkshire Residential Investments
One Beacon Street, 24th Floor
Boston, Massachusetts 02108
Attention: Mary Beth Bloom, Esq.
Email: [intentionally omitted]

And to:

DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attention: Cara Nelson, Esq.
Email: [intentionally omitted]
And to:
QuadReal Property Group
1330 Avenue of the Americas, Suite 3400A
New York, NY 10019
Attention: Daniel Gliksman
Email: [intentionally omitted]

And: to:

QuadReal Property Group
Suite 800
666 Burrard Street
Vancouver, BC, Canada
V6C 2X8
Attention: Chief Legal Officer
Email: [intentionally omitted]
And to:
QuadReal Property Group
1330 Avenue of the Americas, Suite 3400A
New York, NY 10019
Attention: Daniel Gliksman
Email: [intentionally omitted]

And to:

Kirkland & Ellis LLP

555 S. Flower Street, Suite 3700
Los Angeles, California 90071
Attention: Robert M. Keane, Jr., Esq.
    Email: [intentionally omitted]

The Parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other Party.
7.02Survival of Covenants: The obligations, representations, warranties, covenants and agreements of the Parties set out in this Agreement shall not be merged into the documents executed at the Closing, but rather shall survive the Closing. Notwithstanding any provision herein to the contrary, however, such survival shall be for a period of two (2) years only (the “Survival Period”). Any suit or cause of action based upon obligations arising out of or under this Agreement will be deemed barred if not filed prior to the expiration of the Survival Period.
7.03Entire Agreement. This Agreement contains the entire agreement of the Parties hereto. There are no other agreements, oral or written, between the Parties regarding the Property and this Agreement can be amended only by written agreement signed by the Parties hereto, and by reference made a part hereof.
7.04Binding Effect. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the Parties hereto.
7.05Effective Date. The Effective Date of this Agreement and other similar references herein are deemed to mean and refer to the date this Agreement is executed by Seller and Purchaser and submitted to the Escrow Agent.
7.06Time. Time is of the essence in all things pertaining to the performance of this Agreement, including without limitation all dates, deadlines and periods of time referred to in this Agreement. All references in this Agreement to specific times shall mean and refer to U.S. Central Time Zone time.
7.07Business Days. For purposes of this Agreement, the term “Business Day” or “Business Days” shall mean and refer to any calendar day, other than (a) Saturday, Sunday or a day on which the banking institutions in Austin, Texas or Boston, Massachusetts are closed, or (b) a day on which governmental or banking functions in Boston, Massachusetts or Austin, Texas are interrupted because of extraordinary events such as hurricanes, blizzards, power outages, pandemics, epidemics, or acts of terrorism. If any deadline set forth in this Agreement falls on a day which is not a Business Day or if any period of time provided for in this Agreement ends on a day which is not a Business Day, then the applicable deadline or period shall be extended to the first succeeding day which is a Business Day.
7.08Assignment. Purchaser may assign Purchaser’s rights under this Agreement to: (a) any entity which is owned and controlled by Purchaser or an Affiliate of

Purchaser; (b) any entity which is under common ownership and control with Purchaser or an Affiliate of Purchaser; (c) a limited partnership of which Purchaser or an Affiliate of Purchaser is the general partner (and has effective management control); (d) a limited liability company of which Purchaser or an Affiliate of Purchaser is the sole managing member (and has effective management control); (e) to multiple entities as tenants in common which are sponsored by the principals of Purchaser, or have entered into the transaction in cooperation with the principals of Purchaser, or (f) to any entity that is an advisee of, and remains directly or indirectly managed by, controlling, or controlled by or under common control with, or any other affiliate of, QR Multifamily LP. Otherwise, this Agreement may not be assigned by the Purchaser without the written consent of Seller. For purposes of this Agreement, the term “Affiliate” means an entity controlled by, controlling or under common control with Purchaser.
7.09Severability. If any provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then, and in that event, it is the intention of the Parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the Parties to this Agreement that in lieu of each provision of this Agreement that is illegal, invalid, or unenforceable, there be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.
7.10Waiver. Any failure by a Party hereto to insist, or any election by a Party hereto not to insist, upon strict performance by the other Party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver thereof or of any other term, provision, or condition hereof, and such Party shall have the right at any time or times thereafter to insist upon strict performance of any and all of the terms, provisions, and conditions hereof.
7.11Applicable Law and Venue. The construction and validity of this Agreement shall be governed by the laws of the State of Texas. Venue shall be in a court of appropriate jurisdiction in Travis County, Texas.
7.12Article and Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions therein.
7.13Grammatical Construction . Wherever appropriate, the masculine gender may include the feminine or neuter, and the singular may include the plural, and vice versa.
7.14No Recordation. Except for a lis pendens properly filed by Purchaser in connection with a suit for specific performance of this Agreement properly filed by Purchaser in conformance with the requirements set out in Section 6.02(b) of this Agreement, neither this Agreement nor any memorandum of this Agreement shall be recorded in any public records.
7.15Force Majeure. If either Party is delayed or prevented from performing any of its obligations under this Agreement (other than the obligation to pay any sum of money) by reason of strikes, lockouts, labor troubles, work stoppages, shortages of materials, transportation delays, failure of power, riots, insurrections, war, acts of God, floods, storms, weather (including delays due to rain or wet ground), fire or other casualty, or any other cause beyond such Party’s control, the period of such event, plus the period of delay caused by such event, shall be deemed to be added to the time period herein provided for the performance any such obligation by the applicable Party.
7.16Confidentiality. Each Party agrees that the material terms and provisions of this Agreement (collectively, the “Confidential Information”) shall be kept confidential and that neither Party will disclose the Confidential Information to any person or entity other than: (a) the Title Company, any Seller Party, and any Purchaser Party; or (b) any person or entity to whom disclosure is required by law, court order or other similar requirement to the extent required
7.17Exculpation. Notwithstanding any provision in this Agreement to the contrary, it is agreed and understood that each Party shall look solely to the assets of the other Party in the event of any breach or default by such other Party under this Agreement, and not to the assets of: (a) any person or entity which is a partner in such defaulting Party, if such Party is a partnership, or which otherwise owns or holds any ownership interest in such Party, directly or indirectly (each such partner or other holder or owner of any interest in such party being referred to herein as a “Subtier Party”); (b) any person or entity which is a partner in or otherwise owns or holds any ownership interest in any Subtier Party, whether directly or indirectly; (c) any person or entity serving as an officer, director, employee or otherwise for or in such Party; or (d) any person or entity serving as an officer, director, employee or otherwise for or in any Subtier Party. This Agreement is executed by one or more persons (the “Signatories”, whether one or more) of Seller and Purchaser solely in their capacities as representatives of the Seller and Purchaser, or a Subtier Party of Seller or Purchaser, and not in their own individual capacities. Purchaser and Seller hereby mutually release and relinquish the Signatories from any and all personal liability for any matters or claims of any kind which arise under or in connection with or as a result of this Agreement. The foregoing release of liability shall be effective with respect to and shall apply to all claims against any partners of the Parties (if a Party is a partnership) and any partners of any Subtier Party (if such Subtier Party is a partnership) regardless of whether such claims arise as a result of any liability which the Signatories may have as partners of the Seller or Purchaser or any Subtier Party, or otherwise.
7.18Execution. To facilitate execution, this instrument may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all Parties be contained in any one counterpart hereof. Additionally, the Parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this instrument: (a) the signature pages taken from separate individually executed counterparts of this instrument may be combined to form multiple fully executed counterparts; and (b) a facsimile signature or a signature sent by electronic mail shall be deemed to be an original signature for all purposes. All executed counterparts of this instrument shall be deemed to be originals, but all such counterparts, when taken together, shall constitute one and the same agreement.

EXECUTED by Seller and Purchaser on the counterpart signature pages attached to this Agreement.

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE AND PURCHASE BY AND BETWEEN SANTAL, L.L.C., AS “SELLER” AND BG-QR GP, LLC, AS “PURCHASER”

    Executed by the undersigned on the date or dates set out hereinbelow.

SELLER:    SANTAL, L.L.C.,
    a Delaware limited liability company

     By:    STRS L.L.C., a Delaware limited liability
        company, Manager

        By:    Stratus Properties Inc., a Delaware
            corporation, Sole Member

     By: /s/ Erin D. Pickens
Erin Pickens, Sr. Vice President

Date: September 20, 2021

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE AND PURCHASE BY AND BETWEEN SANTAL, L.L.C., AS “SELLER” AND BG-QR GP, LLC, AS “PURCHASER”

    Executed by the undersigned on the date or dates set out hereinbelow.

PURCHASER:    BG-QR GP, LLC,
a Delaware limited liability company

    By: /s/ Jason Polcaro
    Printed Name: Jason Polcaro
    Title: Vice President

Date: September 13, 2021

LIMITED JOINDER AND GUARANTY

        Stratus Properties Inc., a Delaware corporation, (“Guarantor”) hereby joins in the execution of that certain Purchase Agreement by and between Santal, L.L.C., a Delaware limited liability company, (“Seller”) and BG-QR GP, LLC, a Delaware limited liability company (“Purchaser”) dated on or about September 20, 2021 (the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement) for the benefit of Purchaser for the purpose of guaranteeing certain obligations of Seller under the Agreement.
1.    Joinder. Guarantor hereby guaranties the Seller’s performance and payment for any breach of Seller’s covenants, representations and warranties under this Agreement that expressly survive the Closing, if and to the extent that the Closing occurs. Notwithstanding any provision in this Limited Joinder and Guaranty to the contrary, but in all cases except with respect to Seller’s obligations set forth in Section 5.04(c) of the Agreement, (i) the total liability of Guarantor to Purchaser hereunder shall in all events be limited to a maximum amount of $2,280,000.00, and (ii) this Limited Joinder and Guaranty will expire on the expiration of the Survival Period (defined above in this Agreement) except for any suit or cause of action based upon any breach of Seller’s covenants, representations and warranties under this Agreement that was filed prior to the expiration of the Survival Period.
2.    Representations and Warranties. Guarantor hereby represents and warrants to Purchaser that, on the date hereof:
(a)    Due Formation, Authorization and Enforceability. Guarantor is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, as the case may be. Guarantor has all requisite power and authority to enter into the Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Guarantor. The Agreement has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.
(b)    Benefit to Guarantor. Guarantor hereby acknowledges that the Purchaser would not enter into the Agreement but for the personal liability undertaken by Guarantor under the Agreement. Guarantor (i) is an Affiliate of Seller and (ii) has received, or will receive, direct and/or indirect benefit from Seller entering into the Agreement.
(c)    Solvency. Guarantor is not presently insolvent, and the execution and delivery of the Agreement will not render Guarantor insolvent.
(d)    No Conflicts. Guarantor’s execution, delivery and compliance with, and performance of the terms and provisions of, the Agreement will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Guarantor is a party in its individual capacity, or (iii) violate any Laws relating to Guarantor or its assets or properties.
(e)    Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Entity, is required to be obtained or made in connection with the execution, delivery and performance of the Agreement by Guarantor or any of Guarantor’s obligations in connection with the transactions required or contemplated hereby.
(f)    Bankruptcy. Guarantor has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Guarantor’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Guarantor’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of Guarantor’s assets, which remains pending.
(g)    Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.
3.    Waivers. In connection with the Agreement, Guarantor hereby waives and agrees not to assert or take advantage of the following defenses:
(a)    Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person, or revocation hereof by any Person, or the failure of any Person to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of any other Person;
(b)    Diligence, presentment, notice of acceptance, notice of dishonor, notice of default, notice of presentment, and other suretyship defenses generally;
(c)    Protest and notice of dishonor or of default to Guarantor or to any other Person with respect to the performance of obligations guaranteed under the Agreement;
(d)    Any action required by any statute to be taken against Guarantor;
(e)    The dissolution or termination of the Purchaser or any other entity;
(f)    The voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of the Purchaser or any other entity;
(g)    The voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, the Purchaser or any other entity, or their respective assets; and
(h)    Any amendments, modifications and/or supplements to the Agreement.

4.    Notices. All notices required, permitted or desired to be given under the Agreement shall be given in accordance with the Agreement, and notices to Guarantor shall be delivered to the address for notice to Seller.
GUARANTOR:
Stratus Properties Inc., a Delaware corporation,

By:    /s/ Erin D. Pickens
Name:    Erin D. Pickens
Title:    Senior Vice President

TITLE COMPANY RECEIPT

    Heritage Title Company of Austin, Inc. acknowledges receipt of this Agreement, executed and, if needed, initialed, by both Seller and Purchaser this 20 day of September, 2021.

HERITAGE TITLE COMPANY OF AUSTIN, INC.

By: /s/ Amy Love Fisher
Printed Name:    Amy Love Fisher
Title: Senior Vice President

LIST OF EXHIBITS AND SCHEDULES
TO
Agreement of Sale and Purchase
By and Between Santal, L.L.C., as Seller, and
BG-QR GP, LLC, as Purchaser

The following list of exhibits and schedules is provided pursuant to Item 601(a)(5) of Regulation S-K. These exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A – Description of the Land

Exhibit B – Personal Property

Exhibit C – Title Commitment

    Schedule A – Commitment for Title Insurance
    Schedule B – Exceptions from Coverage
    Schedule C – Commitment for Title Insurance
Schedule D – Commitment for Title Insurance

Exhibit D – Special Warranty Deed

Exhibit E – Assignment and Assumption of Tenant Leases and Security Deposits

Exhibit F – Assignment and Assumption of Service Contracts

Exhibit G – Bill of Sale

Exhibit H – Assignment of Intangible Personal Property

Exhibit I – Tenant Notice Letter

SCHEDULES

Schedule 3.02(a) – Property Information

Schedule 3.07 – Service Contracts

Schedule 5.01(xix) – Tenant Eviction Actions

Schedule 5.04(a)(i)-1 – Leasing Parameters

Schedule 5.04(a)(i)-2 – Existing Tenant Lease Proposal Renewal Chart

Schedule 5.04(b)(vii) – Association Estoppel Form
    Exhibit A – Description of Property
    Exhibit B – Barton Creek Commercial Binder

Schedule 5.04(b)(viii) – MUD Service Letter

Schedule 5.09 – MUD Notice